Exhibit 99.4(e)

Symetra Life Insurance Company 777 108th Avenue NE, Suite 1200 Bellevue, WA 98004-5135 1-800-796-3872 TTY/TDD 1-800-833-6388	Mailing address: Symetra Life Insurance Company PO Box 3882 Seattle, WA 98124-3882

TAX-SHELTERED ANNUITY ENDORSEMENT

The annuity contract or the certificate under a group annuity contract (collectively, the “Contract”) to which this Endorsement is attached is amended as specified below to qualify as a tax-sheltered annuity contract described in section 403(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Income Tax Regulations thereunder. The Contract includes a designated Roth account within the meaning of Code section 402A(b), into which any designated Roth contribution within the meaning of section 402A(c)(1) and any rollover contribution described in Code section 402A(c)(3) will be allocated. All the provisions of the Contract and this Endorsement shall be interpreted in accordance with Code section 403(b) and the Income Tax Regulations thereunder, Code section 402A, and, if applicable, the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Where the provisions of this Endorsement are inconsistent with the provisions of the Contract, including the provisions of any other endorsements or riders issued with the Contract, the provisions of this Endorsement will control. Any references to “premium” or “contribution(s)” hereinafter mean “purchase payment” if that term is used in the Contract to which this endorsement is attached.

I.	The Plan, Employer, and Employee

As used in this Endorsement, the term “Plan” refers to the plan under Code section 403(b) that is maintained by the Employer and pursuant to which the Contract is issued or, if applicable, the agreement between the Employer and Symetra Life Insurance Company (the “Company”) to provide each other with information described in section 1.403(b)-10(b)(2)(C) of the Income Tax Regulations. The term “Employer” refers to the employer described in Code section 403(b)(1)(A) and the Income Tax Regulations thereunder that maintains the Plan pursuant to which the Contract is issued. The term “Employee” refers to an employee or former employee of the Employer for whose benefit the Employer maintains the Plan, and for whose benefit the Contract is issued under the Plan.

II.	Owner and Annuitant

Except as otherwise provided under applicable federal tax law, (1) the Annuitant must be the Employee, (2) the Owner must be the Employer or the Employee, (3) the Owner and the Annuitant may not be changed, and (4) a joint Owner may not be named.

III.	Contributions

A.	In General

Contributions shall not exceed the limits of Code section 415. The Company will not accept any contributions in excess of this limit and does not intend to separately account for any such excess contributions or amounts attributable to any such excess contributions.

If the Plan includes a qualified Roth contribution program within the meaning of Code section 402A, an employee may elect to make designated Roth contributions in lieu of all or a portion of elective deferrals the employee is otherwise eligible to make under the Plan. The amount of elective deferrals which an employee may designate as designated Roth contributions may not exceed the amount described in Code section 402A(c)(2). Unless specifically stated otherwise, a designated Roth contribution will be treated as an elective deferral within the meaning of Code section 402(g)(3)(C) for all purposes under the Plan.

Symetra® and the Symetra Financial logo are registered service marks of Symetra Life Insurance Company.

B.	Single Premium Contract

If only a single premium is permitted under the Contract, the single premium permitted may not include any amounts other than:

1.	an exchange or plan-to-plan transfer described in section VI of this Endorsement, or

2.	a rollover permitted under Code sections 402(c), 402(e)(6), 402A(c), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), and 457(e)(16).

To the extent permitted by the Plan, the Code, and the Income Tax Regulations, a contribution to the Contract may include a direct rollover contribution under Code section 402A(c) of a payment or distribution from a designated Roth account under an applicable retirement plan described in Code section 402A(e)(1). Such a contribution will be accepted only if it is contributed to the designated Roth account under the Contract.

C.	Flexible Premium Contract

If flexible premiums are permitted under the Contract, a premium to the Contract must be made:

1.	as a contribution by the Employer on behalf of the Employee,

2.	as an exchange or plan-to-plan transfer described in section VI of this Endorsement, or

3.	as a rollover permitted under Code sections 402(c), 402(e)(6), 402A(c), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), and 457(e)(16).

To the extent permitted by the Plan, the Code, and the Income Tax Regulations, a contribution to the Contract may include a designated Roth contribution, and a direct rollover contribution under Code section 402A(c) of a payment or distribution from a designated Roth account under an applicable retirement plan described in Code section 402A(e)(1). Such contributions will be accepted only if they are contributed to the designated Roth account under the Contract.

Except as otherwise permitted by Code section 414(u), Code section 414(v), or other provisions of the federal tax law, contributions made pursuant to a salary reduction agreement shall not exceed the limits set forth in Code section 402(g). If contributions exceed this limit, the Company may distribute the amount of the excess, together with any income allocable thereto, to the Employee as permitted by applicable federal tax law.

D.	Minimum Premiums

If a minimum premium amount is required under the Contract, the Company will reduce this minimum premium amount if necessary to comply with Code section 403(b)(12).

IV.	Non-transferable and Non-forfeitable

The Contract is established for the benefit of the Employee and his or her beneficiaries. The interest of the Employee in the Contract is non-transferable and, except as provided by applicable law, is non-forfeitable. In particular, except as otherwise provided under applicable law, the Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than the Company. Special rules may apply in the case of a transfer under the terms of a qualified domestic relations order, as defined in Code section 414(p) (a “QDRO”).

V.	Distribution Restrictions

A.	In General

Except as otherwise provided under federal tax law, a distribution from the Contract shall be made only in accordance with the requirements of Code section 403(b), the Income Tax Regulations, the Plan, and, if applicable, section 205 of ERISA. Amounts may be distributed pursuant to a QDRO to the extent permitted by applicable federal tax law.

B.	Elective Deferrals

As required by Code section 403(b)(11) and Code section 403(b)(7) and the applicable Income Tax Regulations thereunder, a distribution permitted under the Plan, if applicable, of Elective Deferrals may not be made from the Contract earlier than the earliest of the date on which the Employee (1) has a severance from employment, (2) dies, (3) has a hardship, (4) becomes disabled (within the meaning of Code section 72(m)(7)), or (5) attains age 59 1/2. A hardship distribution is limited to the aggregate dollar amount of the Employee’s Elective Deferrals under the Contract (and may not include any income thereon), reduced by the aggregate dollar amount of the distributions previously made to the Employee from the Contract. As used in this Endorsement, the term “Elective Deferrals” means contributions to the Contract made after December 31, 1988, pursuant to a salary reduction agreement, earnings on such contributions, and earnings on any amounts held as of December 31, 1988. Elective Deferrals also include amounts attributable to contributions made to the Contract in a non-taxable transfer, or in an exchange or plan-to-plan transfer described in section VI of this Endorsement, that are attributable to contributions made pursuant to a salary reduction agreement and are subject to the distribution restrictions under Code section 403(b)(7) or Code section 403(b)(11). Unless otherwise indicated, Elective Deferrals include designated Roth contributions within the meaning of Code section 402A(c)(1).

C.	Employer Annuity Contributions

If the Contract is issued on or after January 1, 2009, a distribution of Employer Annuity Contributions may be made from the Contract no earlier than upon the earlier of the Employee’s severance from employment or upon the prior occurrence of some event, such as after a fixed number of years, the attainment of a stated age, or disability, as provided under the Plan. As used in this Endorsement, the term “Employer Annuity Contributions” means amounts attributable to contributions made to an annuity contract under Code section 403(b)(1) that are not made pursuant to a salary reduction agreement. Employer Annuity Contributions do not include after-tax employee contributions or earnings thereon. Employer Annuity Contributions include amounts attributable to contributions made to the Contract in an exchange or plan-to-plan transfer described in section VI of this Endorsement that are subject to the distribution restrictions under section 1.403(b)-6(b) of the Income Tax Regulations.

D.	Employer Custodial Account Contributions

A distribution permitted under the Plan, if applicable, of Employer Custodial Account Contributions may not be paid from the Contract before the Employee (1) has a severance from employment, (2) dies, (3) becomes disabled (within the meaning of Code section 72(m)(7)), or (4) attains age 59 1/2. As used in this Endorsement, the term “Employer Custodial Account Contributions” means amounts attributable to contributions made to the Contract in a non-taxable transfer, or in an exchange or plan-to-plan transfer described in section VI of this Endorsement, that (1) are not made pursuant to a salary reduction agreement, (2) are not Employer Annuity Contributions, and (3) are subject to the distribution restrictions under Code section 403(b)(7).

E.	Separate Accounting

If the Contract includes both Elective Deferrals and other contributions, and the Elective Deferrals are not maintained in a separate account, then in accordance with section 1.403(b)-6(d)(3) of the Income Tax Regulations, distributions may not be made earlier than the later of:

1.	any date permitted under subsection B of this section V of the Endorsement, and

2.	any date permitted under subsections C or D of this section V of the Endorsement (whichever applies to the contributions that are not Elective Deferrals).

Unless required under the Plan, the Company is not obligated to maintain a separate account for Elective Deferrals.

However, a designated Roth account is a separate account established for the designated Roth contributions of an Employee and any earnings properly allocable to the contributions, and separate recordkeeping is maintained with respect to the designated Roth account, as required under Code section 402A(b)(2).

F.	Exchanges and Transfers

Amounts exchanged or transferred to the Contract pursuant to section VI of this Endorsement, and income attributable to such amounts, are subject to distribution restrictions that are not less stringent than those imposed under the contract being exchanged or under the transferor plan, whichever is applicable, in accordance with section 1.403(b)-10(b)(2) of the Income Tax Regulations.

G.	Exceptions

1.	Notwithstanding any other provision in this section V of the Endorsement, distributions are permitted to be made from the Contract to the extent (a) described in sections III and VI of this Endorsement, (b) required by a QDRO, (c) described in Code section 72(t)(2)(G), (d) permitted by Code section 414(w)(2), or (e) otherwise allowed by applicable federal tax law.

2.	If the Employer informs the Company that the Plan has been terminated in accordance with section 1.403(b)-10(a) of the Income Tax Regulations, the Company shall follow the instructions of the Employer with regard to how the Contract or the accumulated benefits thereunder are to be distributed, provided that such instructions are in accordance with the requirements of Code section 403(b) and the Income Tax Regulations thereunder.

3.	To the extent that the Company separately accounts for contributions to the Contract that are eligible rollover distributions as described in sections 1.403(b)-6(i) and 1.403(b)-10(d) of the Income Tax Regulations, such contributions (and any earnings thereon) are not subject to the distribution restrictions described in this section V of this Endorsement. The Company is not obligated to separately account for any such amounts.

VI.	Exchanges and Plan-to-Plan Transfers

Subject to the terms of the Plan, if applicable, exchanges within the Plan and plan-to-plan transfers involving the Contract will be allowed to the extent permitted under federal tax law.

VII.	Hardship Distributions

A.	In General

Except as otherwise provided under section 1.403(b)-10(b)(2) of the Income Tax Regulations with respect to certain contracts received in an exchange that occurred on or before September 24, 2007,

and under section 8 of Revenue Procedure 2007-71 with respect to certain contracts issued before January 1, 2009, a distribution in the case of hardship that is permitted under section V of this Endorsement may be made under the Contract only if permitted under the Plan.

B.	Hardship Distributions

A distribution in the case of hardship that is permitted under section V of this Endorsement may be made under the Contract.

VIII.	Required Minimum Distributions and Incidental Benefits

A.	In General

Notwithstanding any provision in the Contract to the contrary, the distribution of the entire interest in the Contract shall be made in accordance with the requirements of Code sections 403(b)(10) and 401(a)(9), the Income Tax Regulations thereunder, and, if applicable, section 205 of ERISA. Distributions from and benefits under the Contract also must satisfy the requirements relating to incidental benefits under section 1.401-1(b)(1)(ii) of the Income Tax Regulations. All such requirements are incorporated herein by reference. Prior to the date the Contract is annuitized, the entire interest of the Employee or beneficiary under the Contract is the dollar amount credited to the Employee or beneficiary under the Contract plus the actuarial present value of any additional benefit (such as survivor benefits in excess of the dollar amount credited to the Employee or beneficiary) that will be provided under the Contract, in accordance with Q&A-12 of section 1.401(a)(9)-6 of the Income Tax Regulations.

To the extent permitted under the Plan and the Code, the minimum distribution required under Code sections 403(b)(10) and 401(a)(9) with respect to the Contract may be taken from any one or more of the Employee’s Code section 403(b) contracts under the Plan.

To the extent provided in Income Tax Regulations, a Contract that is part of a governmental plan (as defined in Code section 414(d)) shall, for all years to which Code section 401(a)(9) applies to the Contract, be treated as having complied with Code section 401(a)(9) if the Contract complies with a reasonable good faith interpretation of Code section 401(a)(9).

B.	Required Beginning Date

The term “required beginning date” as used in this Endorsement means April 1 of the calendar year following the later of (1) the calendar year in which the Employee attains age 70 1/2, (2) the calendar year in which the Employee retires, or (3) such later date provided by law. However, unless the Employee’s interest in the Contract is on account of the Employee’s participation in a governmental plan (as defined in Code section 414(d)) or church plan (as defined in Code section 401(a)(9)(C)), if the Employee is a 5-percent owner (as defined in Code section 416) of the Employer with respect to the Plan year ending in the calendar year in which the Employee attains age 70 1/2, the required beginning date is April 1 of the calendar year following the calendar year in which the Employee attains age 70 1/2. In addition, if distributions commence to the Employee on a date before the Employee’s required beginning date over a period permitted under section 401(a)(9)(A)(ii) and the distribution form is an annuity under which distributions are made in accordance with the provisions of Q&A-1 of 1.401(a)(9)-6 of the Income Tax Regulations, the annuity starting date will be treated as the required beginning date for purposes of applying the rules of sections 1.401(a)(9)-2 and 1.401(a)(9)-6 of the Income Tax Regulations.

C.	Distributions During Employee’s Life

Unless otherwise permitted under applicable federal tax law, the entire interest shall be distributed, or commence to be distributed, no later than the required beginning date over (a) the life of the Employee, or the lives of the Employee and his or her designated beneficiary (within the meaning of the Code section 401(a)(9)), or (b) a period not extending beyond the life expectancy of the Employee or the joint life and last survivor expectancy of the Employee and his or her designated beneficiary, as required by law. Payments must be made in periodic payments at intervals of no longer than one year and must be nonincreasing or they may increase only as provided in Q&As-1, -4, and -14 of section 1.401(a)(9)-6 of the Income Tax Regulations. Also, to the extent permitted under the Contract, payments may be changed in accordance with Q&A-13 of 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of section 1.401(a)(9)-6 of the Income Tax Regulations.

The amount to be distributed on or before the required beginning date, and by December 31 of each year, will be made in accordance with the requirements of Code section 401(a)(9) and the regulations thereunder.

D.	Distributions After Employee’s Death

Unless otherwise permitted under applicable federal tax law, if the Employee dies on or after required distributions commence, the entire remaining interest, if any, will be distributed at least as rapidly as under the method of distribution being used as of the date of the Employee’s death.

Unless otherwise permitted under applicable federal tax law, if the Employee dies before required distributions commence, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee’s death, except that:

1.	if the interest is payable to an individual who is the Employee’s designated beneficiary, the designated beneficiary may elect to receive the entire interest over the life of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Employee died; or

2.	if the sole designated beneficiary is the Employee’s surviving spouse, the surviving spouse may elect to receive the entire interest over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing on or before the later of:

a.	December 31 of the calendar year immediately following the calendar year in which the Employee died, and

b.	December 31 of the calendar year in which the Employee would have attained age 70 1/2.

If the surviving spouse dies before distributions begin to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed by the end of the calendar year containing the fifth anniversary of the spouse’s death.

An irrevocable election of the method of distribution by a designated beneficiary who is the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Employee’s death or the date distributions are required to begin pursuant to this subsection D.2 of the Endorsement. If no election is made, the entire interest will be distributed in accordance with the method of distribution in this subsection D.2 of the Endorsement.

An irrevocable election of the method of distribution by a designated beneficiary who is not the surviving spouse must be made no later than December 31 of the calendar year immediately following the calendar year in which the Employee died. If no such election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee’s death.

For purposes of this section of the Endorsement regarding distributions after the Employee’s death, required distributions are considered to commence on the Employee’s required beginning date or, if applicable, on the date distributions are required to begin to the Employee’s surviving spouse. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

Unless otherwise provided by applicable federal tax law, life expectancy is determined using the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to the Employee’s surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year following the calendar year of the Employee’s death (or in the case of a surviving spouse who is the Employee’s sole designated beneficiary and who dies before required distribution commence to him or her, the number in the Single Life Table corresponding to the spouse’s designated beneficiary’s age in the year following the calendar year of the spouse’s death) reduced by 1 for each subsequent year. If benefits under the Contract are payable in accordance with an annuity option provided under the Contract, life expectancy shall not be recalculated.

E.	Annuity Options

All annuity payments under the Contract must meet the requirements of Code section 403(b)(10) and Code section 401(a)(9) and the applicable Income Tax Regulations. The provisions of this Endorsement reflecting these requirements override any annuity payment option inconsistent with such requirements. If guaranteed payments are to be made under the Contract, the period over which any guaranteed payments are to be made must not exceed the period permitted under section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise permitted by applicable federal tax law).

IX.	Direct Rollovers

Except as otherwise provided under applicable federal tax law, a distributee may elect, at the time and in the manner prescribed by the Company, to have any portion of an eligible rollover distribution that is equal to at least $500 paid directly to an eligible retirement plan specified by the distributee in a direct rollover. If an eligible rollover distribution is less than $500, a distributee may not make the election described in the preceding sentence to roll over a portion of the eligible rollover distribution. This limitation allowing the distributee to elect a direct rollover of a portion of an eligible rollover distribution only if the amount rolled over is at least $500 is applied by treating any amount distributed from the designated Roth account as a separate distribution from any amount distributed from other accounts, even if the amounts are distributed at the same time.

An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include (i) any distribution that is one of a series of substantially equal periodic payments made (not less frequently than annually) for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; (ii) any distribution to the extent such distribution is required under Code sections 403(b)(10) and 401(a)(9); (iii) any hardship distribution; (iv) the portion of any other distribution(s) that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities); (v) any other distribution(s) that is reasonably expected to total less than $200 during a year; and (vi) any other amounts designated in published federal income tax guidance. For this purpose, any distribution from a designated Roth account is not taken into account in determining whether distributions from other accounts are reasonably expected to total less than $200 during a year.

A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax Employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code section 408(a) or (b), respectively, or to a qualified defined contribution plan described in Code sections 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of the distribution which is not so includible.

An eligible retirement plan is an eligible plan under Code section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from the Contract, an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), an annuity plan described in Code section 403(a), an annuity contract described in Code section 403(b), or a qualified plan described in Code section 401(a), that accepts the distributee’s eligible rollover distribution. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a QDRO.

If any portion of an eligible rollover distribution is attributable to payments or distributions from a designated Roth account, an eligible retirement plan with respect to such portion shall include only another designated Roth account of the individual from whose account the payments or distributions were made, or a Roth IRA under Code section 408A of such individual.

A distributee includes the Employee. In addition, the Employee’s surviving spouse and the Employee’s spouse or former spouse who is the alternative payee under a QDRO, are distributees with regard to the interest of the spouse or former spouse.

A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

X.	Coordination with the Plan

Except to the extent that the Contract is not subject to the written plan requirement under section 1.403(b)-3(b)(3) of the Income Tax Regulations, the Contract is subject to the terms of the Plan, provided that the terms of the Plan do not expand the terms of the Contract and do not impose any responsibilities or duties on the Company greater than those set forth in the Contract. For example, any terms of the Contract permitting distributions in the case of hardship do not apply if the Plan does not permit such hardship distributions. In the event of a conflict between the terms of the Contract and any other terms of the Plan, such other terms of the Plan shall govern if necessary to ensure compliance with Code section 403(b).

Federal law may require the Employer to share information with the Company that is necessary for the Company to administer the Contract in accordance with the terms of the Plan and the Code. In such case, the Company shall rely upon such information in administering the Contract in accordance with the terms of the Plan and the Code. If the Company does not receive such information from the Employer in the form and manner the Company deems acceptable, the Company will administer the Contract in the manner it deems appropriate. In some cases, this could mean that the Company has no responsibility to make any distribution from the Contract before the Company receives the information it requires from the Employer.

Federal tax law also may require the Company to share information regarding the Contract with the Employer in order to ensure compliance with the terms of the Plan and the Code. The Company will share such information as required by federal tax law and any agreement between the Company and the Employer.

The Employer may identify a delegate to provide or receive the information described in this section X of the Endorsement.

XI.	Annuity Purchase Rate Table

The section of the Contract titled “ANNUITY PURCHASE RATE TABLE” is deleted and replaced by the following:

FIXED ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Fixed Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table blended 20% Male and 80% Female projected using a generational approach with an initial projection of 20 years. The effective interest rate assumed in the table is 2.00%. Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by the Company upon request.

Consideration Required to Purchase $1 of Monthly Fixed Annuity*

Age of Annuitant	Life Annuity	Life Annuity 5 Years Certain	Life Annuity 10 Years Certain	Joint & Survivor Annuity**
				Life Annuity	5 Years Certain and Life
55	$306.55	$306.86	$307.85	$344.87	$344.87
56	300.44	300.77	301.85	339.23	339.23
57	294.23	294.60	295.78	333.48	333.48
58	287.95	288.34	289.63	327.62	327.62
59	281.57	282.00	283.42	321.65	321.65
60	275.10	275.57	277.13	315.56	315.57
61	268.55	269.07	270.78	309.36	309.37
62	261.92	262.48	264.36	303.05	303.06
63	255.20	255.83	257.90	296.64	296.64
64	248.42	249.11	251.40	290.11	290.12
65	241.57	242.33	244.86	283.47	283.49
66	234.66	235.50	238.30	276.73	276.75
67	227.69	228.62	231.74	269.89	269.91
68	220.68	221.69	225.17	262.95	262.98
69	213.61	214.74	218.63	255.92	255.95
70	206.51	207.77	212.12	248.80	248.84
71	199.38	200.78	205.65	241.59	241.64
72	192.23	193.81	199.26	234.31	234.37
73	185.08	186.86	192.95	226.97	227.04
74	177.96	179.96	186.76	219.57	219.67
75	170.88	173.13	180.71	212.14	212.27
76	163.85	166.38	174.81	204.70	204.85
77	156.91	159.74	169.08	197.24	197.44
78	150.05	153.21	163.56	189.79	190.04
79	143.27	146.80	158.24	182.36	182.66
80	136.59	140.53	153.16	174.95	175.33
81	130.02	134.41	148.35	167.58	168.05
82	123.57	128.46	143.81	160.28	160.86
83	117.26	122.70	139.57	153.05	153.77
84	111.10	117.15	135.64	145.92	146.80
85	105.11	111.83	132.01	138.90	139.99
86	99.29	106.76	128.68	132.02	133.37
87	93.67	101.96	125.63	125.30	126.95
88	88.24	97.44	122.85	118.74	120.77
89	83.09	93.24	120.33	112.42	114.87
90	78.20	89.33	118.10	106.32	109.25

*	The consideration shown refers to the net value of the Contract used to purchase a fixed annuity after premium taxes or other applicable charges are deducted. For example, if the Annuitant is 65 years old, a Life Annuity which provides a guaranteed monthly income of $1,000 will cost $241,570.

**	Annuitant and second Annuitant are assumed to be the same age. The rate table for the Joint & Survivor is calculated based on 100% of annuity payments to the surviving Annuitant.

[VARIABLE ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Variable Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table blended 20% Male and 80% Female projected using a generational approach with an initial projection of 20 Years. An age setback of 1 year will be used if the annuity payments begin in the year 2013-2022, 2 years if the annuity payments begin in the year 2023-2032, and an additional 1 year setback for each additional 10 years. The assumed investment return in the table is 4.00%.

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by Symetra Life upon request.

Consideration Required to Purchase $1 of Monthly Variable Annuity*

Age of Annuitant	Life Annuity	Life Annuity 5 Years Certain	Life Annuity 10 Years Certain	Joint & Survivor Annuity**
				Life Annuity	5 Years Certain and Life
55	$226.08	$226.36	$227.21	$247.15	$247.95
56	222.92	223.23	224.16	244.59	245.39
57	219.66	220.00	221.01	241.93	242.73
58	216.30	216.67	217.78	239.17	239.97
59	212.83	213.23	214.45	236.29	237.09
60	209.24	209.68	211.02	233.30	234.10
61	205.55	206.03	207.50	230.20	230.99
62	201.75	202.28	203.90	226.97	227.76
63	197.83	198.42	200.20	223.62	224.41
64	193.81	194.45	196.42	220.15	220.94
65	189.68	190.39	192.56	216.55	217.34
66	185.44	186.22	188.64	212.82	213.61
67	181.10	181.96	184.65	208.97	209.75
68	176.65	177.61	180.60	204.98	205.76
69	172.11	173.17	176.51	200.86	201.65
70	167.46	168.64	172.38	196.62	197.40
71	162.73	164.04	168.23	192.24	193.02
72	157.91	159.39	164.07	187.73	188.51
73	153.01	154.68	159.92	183.11	183.89
74	148.06	149.94	155.79	178.37	179.16
75	143.08	145.19	151.71	173.52	174.32
76	138.06	140.44	147.68	168.58	169.40
77	133.04	135.70	143.73	163.55	164.39
78	128.02	130.98	139.88	158.45	159.31
79	122.99	126.30	136.14	153.27	154.17
80	117.97	121.66	132.53	148.03	148.98
81	112.96	117.08	129.07	142.74	143.75
82	108.00	112.58	125.79	137.42	138.50
83	103.08	108.18	122.70	132.07	133.26
84	98.22	103.89	119.81	126.73	128.04
85	93.45	99.74	117.13	121.39	122.87
86	88.76	95.76	114.64	116.10	117.77
87	84.18	91.95	112.35	110.85	112.78
88	79.72	88.35	110.24	105.67	107.92
89	75.44	84.96	108.32	100.62	103.23
90	71.35	81.80	106.61	95.71	98.73

*	The consideration shown refers to the net value of the Portfolios used to purchase a variable annuity after premium taxes or other applicable charges are deducted. For example, if the Annuitant is 65 years old, a Life Annuity initially equivalent to a monthly income of $1,000 will cost $189,680. However, because this is a variable annuity, the dollar amount of this monthly income is not guaranteed and may increase or decrease.

**	Annuitant and joint Annuitant are assumed to be the same age. The rate table for the Joint & Survivor is calculated based on 100% of annuity payments to the surviving Annuitant.]

XII.	Miscellaneous provisions

A.	Effective Date

The effective date of this Endorsement is the effective date of the Contract. However, if the Contract was issued prior to January 1, 2009, and another endorsement or rider designed to modify the Contract to qualify as an annuity contract described in Code section 403(b) is attached to the Contract, this Endorsement replaces that other endorsement or rider, effective January 1, 2009.

B.	Unisex Rates

The method of calculating contributions and benefits under the Contract are to be based on unisex rates, and any references to sex or gender (with regard to rates and benefits) in the Contract are deleted.

C.	Automatic Rollovers

If the Plan provides for a mandatory distribution described in Code section 401(a)(31)(B)(ii), and such a mandatory distribution greater than $1,000 is made on or after March 28, 2005, if the Employee does not properly elect to have such distribution paid directly to an eligible retirement plan specified by the Employee in a direct rollover or to receive the distribution directly, then the Plan administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator. For purposes of determining whether a mandatory distribution is greater than $1000, the portion of the participant’s distribution attributable to any rollover contribution, including an eligible rollover distribution from a designated Roth account, is included.

In addition, eligible rollover distributions from a designated Roth account are taken into account in determining whether the total amount of the account balances exceeds $1,000 for purposes of the mandatory distributions from the Contract.

D.	Treatment as an Annuity Contract under Code Section 403(c)

If the Contract is not treated for federal tax purposes as an annuity contract under Code section 403(b), the Contract will be treated as an annuity contract described in Code section 403(c), the Contract and all endorsements and riders attached to the Contract will be interpreted in accordance with Code section 403(c), and the entire interest in the Contract will be distributed in accordance with the requirements of Code section 72(s).

E.	Death Benefits under Qualified Active Military Service

To the extent required under Code sections 403(b)(14) and 401(a)(37), in the case of an Employee who dies while performing qualified military services (as defined in Code section 414(u)), the survivors of the Employee are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the Employee resumed and then terminated employment on account of death.

F.	ERISA

If this Contract is being maintained pursuant to a Plan that is subject to the requirements of Title I of ERISA, the Employer is solely responsible for assuring that the Plan complies at all times with such requirements, including assuring that all distributions, consents, and elections under the Contract comply with the requirements of section 205 of ERISA. The Company shall be under no duty to determine whether a plan constitutes an employee benefit plan that is subject to Title I of ERISA and shall be fully entitled to rely on the Employer’s or Plan Administrator’s representation of the Plan’s ERISA status.

Elections and consents required by ERISA, including a change in beneficiary, may be revoked in the form, time, and manner prescribed in section 205 of ERISA and applicable regulations.

G.	Misstatement of Age

The Company may require satisfactory proof of correct age at any time. If annuity payments are based on life or life expectancy and the age of any Annuitant has been misstated, annuity payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. Overpayments will be deducted from future payments until the total is repaid. We will not credit interest on underpayments or charge interest on overpayments.

All other terms and conditions of the Contract remain unchanged.

Symetra Life Insurance Company

[George Pagos]
[Secretary]